Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about August 16, 2023) pertaining to the 2023 Stock Incentive Plan of Lever Global Corporation of our reports dated July 5, 2023, with respect to the financial statements of Lever Global Corporation and the effectiveness of internal control over financial reporting of Lever Global Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ BF Borgers CPA PC

Lakewood, CO

August 16, 2023